Exhibit 10.3

English translation serves information purposes. Original German text shall be binding in all respects.

Security Purpose Agreement

of (date) [to be referred to only if signing takes place on different dates]

The owner

GIT Worms S.à.r.l., Luxembourg

15 rue Edward Steichen

L-2540 Luxembourg

(the “Assignor”)

and

Bayerische Landesbank

Brienner Straße 18

80333 Munich

(the “Bank”)

enter into the following Security Agreement:

1.	Collateral

The collateral set forth below serves to secure the Bank’s claims according to Sec. 2:

1.1.	Land charges, yet to be registered, plus interest on the following Property serving as Collateral:

Local Court	Land Register	Volume	Folio
Worms	Worms		17899

Consec. no. in Section III	Land charge
6	EUR 2,810,000	Uncertificated

Local Court	Land Register	Volume	Folio
Gütersloh	Gütersloh		36644

Consec. no. in Section III	Land charge
3	EUR 1,752,000	Uncertificated

Local Court	Land Register	Volume	Folio
Bremerhaven	Schiffdorferdamm		3868

Consec. no. in Section III	Land charge
2	EUR 1,670,000	Uncertificated

Local Court	Land Register	Volume	Folio
Hanover	List		11527

Consec. no. in Section III	Land charge
2	EUR 2,450,000	Uncertificated

(hereinafter individually and collectively referred to as the “Land Charge”).

The Assignor hereby authorizes the Bank to later amend or correct the land register data and/or consec. no. in Section III.

1.2. Bare acknowledgements of debt (abstrakte Schuldanerkenntnisse) as set out in the deeds of submission to compulsory enforcement (Unterwerfungsurkunden).

1.3. Assignment of claims to return (Rückgewähr) of prior-ranking or equal-ranking land charges pursuant to Sec. 3 of this Security Agreement.

1.4. Assignment of claims against insurance companies pursuant to Sec. 6.2.

(The above rights and securities will hereinafter collectively be referred to as the “Collateral”.)

2.	Purpose of the Collateral

The Collateral serves as security for all existing and future, contingent and temporary claims, which the Bank with all of its domestic and foreign offices has against the Assignor arising out of their banking business relationship. The Collateral shall also secure all statutory and pre-contractual claims resulting from the business relationship between the Bank and the Assignor.

If the Assignor has assumed the liability for the liabilities of another customer of the Bank (e.g. as a guarantor (Bürge)), the Collateral shall only secure the debt arising out of the assumption of liability once it becomes due.

3.	Assignment of Claims for Return (Rückgewähr) of Prior-Ranking or Equal-Ranking Land Charges

3.1. If currently or in future other prior-ranking or equal-ranking land charges exist, the Assignor hereby assigns to the Bank, in order to achieve a better rank, its claims for retransfer (Rückübertragung) of prior-ranking or equal-ranking land charges or parts thereof together with interest and ancillary payments, the claims for consent to cancellation (Löschungsbewilligung), total waiver (Verzichtserklärung) or waiver of renewed use (Nichtneuvalutierungserklärung) as well as the claims for payment of the proceeds of liquidation exceeding the amount of the secured claims (Übererlöse im Verwertungsfall).

3.2. If the Assignor has already assigned the claims for return to another person, the Assignor hereby assigns to the Bank its existing and future claims for the reassignment (Rückabtretung) of the claims for return.

3.3. The Bank is authorized to notify the person who is under the obligation to return (Rückgewährsverpflichteter) of the aforementioned assignments.

Security Purpose Agreement relating to Land Charge xxx of xxx

3.4. The Assignor undertakes to immediately notify the Bank if it obtains knowledge of a subrogation of creditors with respect to prior-ranking or equal-ranking land charges.

4.	Claims for Return against the Bank

4.1. With regard to the unused portion of the Land Charge, the existing owner and any future owner of the Property serving as Collateral is only entitled to obtain consent to cancellation or, at the discretion of the Bank, waiver of that portion of the Land Charge, but not to demand a complete retransfer (Rückübertragungsanspruch). If the Bank has made an undertaking for the release of the Land Charge (Pfandfreistellungsverpflichtungserklärung), the owner is only entitled to cancellation of the land charge. The aforementioned provision does not apply if title to the encumbered property is transferred to the successful bidder as a result of foreclosure proceedings (Zwangsversteigerung) and the Land Charge continues to exist. In such case, the prior owner of the Property serving as Collateral is entitled to demand complete retransfer (Rückübertragungsanspruch) of such portions of the Land Charge that exceed the secured claims at the time of the sale (Zuschlag) in the course of foreclosure proceedings. If, in the foreclosure proceedings, in addition to the Land Charge a priority notice of conveyance (Auflassungsvormerkung) continues to exist in favor of a buyer, to which the Bank is obliged to release a land charge, the owner is only entitled to a cancellation of the land charge.

4.2. The Assignor is obliged to arrange for cancellation of the Land Charge immediately after the consent to cancellation has been received.

4.3. The claims for return of the Land Charge against the Bank may be assigned or pledged only with the Bank’s consent

5.	Set-off of Payments

All payments received shall only be set off against the Bank’s secured claims and not against the Land Charge or the bare acknowledgement of debt.

6.	Insurance of the Property Serving as Collateral and Assignment of Insurance Claims

6.1. To the extent the premises (Gebäude) and fixtures (Anlagen) on the Property serving as Collateral, including its components (Bestandteile) and accessories (Zubehör) are covered by the Land Charge, the Assignor is, at its own costs and pursuant to the provisions of the Loan Agreement of 3 August 2012, obliged to take out—if not yet existing—and maintain insurance in the full amount against the usual risks and against those risks that the Bank deems to be appropriate. In particular a fire insurance adequate for the relevant value is to be concluded and maintained as long as the Bank has claims which are secured by the Land Charge. If the Assignor does not or not sufficiently comply with these obligations, the Bank is hereby irrevocably authorized to conclude the insurance contracts in the name of and for the account of the Assignor.

6.2. All current and future claims against the insurance companies resulting from the existing and future insurance contracts pursuant to Sec. 6.1. are hereby assigned to the Bank for the purpose of the Collateral defined in Sec. 2 of this Agreement. The Bank is hereby irrevocable authorized to notify the insurance companies of these assignments.

7.	Assignor’s Covenants

The Assignor undertakes,

7.1. to maintain the premises and fixtures including components and accessories on the Property serving as Collateral in good condition;

7.2. in the event of partial or complete destruction of the Property serving as Collateral, to rebuild the destroyed premises or fixtures within a reasonable period, on the basis of construction plans and calculations to be agreed upon with the Bank; to this end, the Bank will release the claims assigned as Collateral to the insurance companies; alternatively, the Assignor has the right to repay the proportionate loan amount pursuant to Sec. 6.2.4 of the Loan Agreement of 3 August 2012.

Security Purpose Agreement relating to Land Charge xxx of xxx

7.3. not to dispose of lease claims without the approval of the Bank, or only in accordance with the provisions of the Loan Agreement of 3 August 2012, (e.g. by receiving advance rental payments of more than one month, by assignment, or by grating rebates);

7.4. not to enter into any obligations that would lead to a reduction or impairment of income, unless they are permissible pursuant to the Loan Agreement of 3 August 2012;

7.5. not to receive any contributions to financing (loans, subsidies, etc.) from lessees or, for their benefit, from third parties without the Bank’s approval, unless they are permissible pursuant to the Loan Agreement of 3 August 2012;

7.6. not to dispose of accessories insofar as this is not necessary for proper management of the Property;

7.7. to provide the Bank on request at any time with information on the Property serving as Collateral and to submit related documents and evidence; in addition, the Assignor shall allow the Bank’s authorized representatives (in the event of foreclosure proceedings, together with prospective bidders or buyers) to view the Property serving as Collateral after prior announcement at usual business hours and taking into account the interests of the lessees;

7.8. to inform the Bank without delay of changes to the Property serving as Collateral impairing its value, of compulsory enforcement measures and of any intention to sell the Property serving as Collateral;

7.9. to appoint a person authorized to accept service;

7.10. not, without the prior written of the Bank, to make any significant structural alterations to or to change the type of use of the premises.

8.	Authorizations

The Assignor irrevocably authorizes:

8.1. the tax authorities and other authorities, as well as the insurance companies, to provide to the Bank any information with regard to the Property serving as Collateral;

8.2. the Bank, to obtain information from authorities, insurance companies and prior-ranking or equal-ranking creditors on their respective claims at any time;

8.3. the Bank to appoint a person authorized to accept service in case of enforcement of the Collateral if the Assignor has not appointed a person authorized to accept service domiciled in Germany before transferring its registered office to a foreign country;

8.4. the Bank to view the Property serving as Collateral, the premises and accessories, or have them viewed by third parties commissioned by the Bank, and to inspect all documents relating to the Property serving as Collateral, or have them inspected by the third parties that it commissioned. In case of enforcement of the Collateral, also prospective buyers are authorized to inspect the Property serving as Collateral or to have it inspected.

Security Purpose Agreement relating to Land Charge xxx of xxx

9. Release of Collateral

9.1. After complete satisfaction of the claims secured by the Collateral, the Bank is obliged to release the Collateral towards the Assignor and to transfer the enforcement proceeds to the extent they exceed the amount of the secured claims. The Bank will transfer the Collateral or the enforcement proceeds which exceed the secured claims to a third party, if it is under a related obligation.

9.2. Prior to complete satisfaction of the Bank’s claims which are secured by the Land Charge, the Bank is obliged, upon request, to fully or partially release the Collateral or other securities as the Bank may choose, to the extent that the realizable value of all securities exceeds, not merely temporarily, 110% of the secured claims. This cover limit (Deckungsgrenze) will increase in proportion to the respective current turnover tax rate, to the extent the Bank, in the event of enforcement, is obliged to pay or may become obliged to pay turnover tax on the enforcement proceeds.

9.3. When selecting the security to be released, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

10.	Bank’s Right of Enforcement

10.1. The Bank is entitled to terminate the Land Charge and to realize and enforce the Collateral if the Assignor or the Borrower is in arrears with due payments on secured claims according to Sec. 2 of this Agreement. The Bank will only take those measures that are necessary to satisfy the outstanding claims. The prior obtaining of a judicially enforceable instrument (Vollstreckungstitel) is not required.

10.2.	The Bank will give the Assignor at least three weeks prior written notice of the enforcement. The Bank will indicate the amount giving rise to the enforcement proceedings in the notice.

10.3.	A prior notification of the Assignor is not required if the notification would be inappropriate (untunlich), if the Assignor has ceased to pay, or if it has filed for insolvency proceedings in regard of its assets, if insolvency proceedings have been initiated by court or if the opening of insolvency proceedings has been refused by reason of insufficient funds. Insolvency petitions against the Borrower are irrelevant insofar as they abuse legal rights (rechtsmissbräuchlich) and are vexatious (schikanös) and it is to be expected that they will be rejected by the competent court for other reasons than insufficient funds.

10.4. In foreclosure proceedings, the Bank is not obliged to assert any amount in excess of the secured claims under the Land Charge. The same shall apply in case of a private sale (freihändige Veräußerung) of the Property serving as Collateral. The Bank is entitled, but not obliged, to waive the allocation of capital amounts under the Land Charge that exceed its claims.

10.5. If the Collateral serves as security for various claims against one or more debtors, the proceeds from the enforcement of the Collateral, in case they are not sufficient to satisfy all such claims, shall initially be applied against the least secure claims of the Bank.

10.6. The Bank may choose which of several securities shall be enforced. When selecting and enforcing the security, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

10.7. Following the enforcement of the Collateral, the Bank will use the proceeds, after deduction of turnover tax and the costs according to Sec. 11, for the settlement of the secured claims.

10.8. If the enforcement proceeds are insufficient to repay all of the Bank’s claims secured pursuant to Sec. 2, the Bank, acting reasonably, may choose how to apply the proceeds.

Security Purpose Agreement relating to Land Charge xxx of xxx

11.	Costs, Substitute Performance

The Assignor is obliged to bear any costs and expenses incurred in connection with the obligations specified above. The Bank is entitled to provide for the performance of obligations not performed by the Assignor in due time at the latter’s expense.

12.	Miscellaneous

12.1. This Agreement shall be governed by German law.

12.2. To the extent permitted by law, place of jurisdiction and performance shall be Munich.

12.3. Changes and amendments to this Agreement, including this Sec. 12.3., require the written form

12.4. If one or several provisions of this Agreement are invalid or unenforceable, entirely or in part, or if this Agreement contains a loophole, this shall not affect the validity of the remaining provisions of this Agreement. The parties undertake to replace the invalid or unenforceable provisions and fill the loophole with such valid provision that comes closest to the original purpose of the Agreement.

16.08.2012	/s/ Kees-Jan Avis
Luxembourg, this [date]	GIT Worms S.à r.l.

München, 13.08.2012	/s/Dennis Exner /s/Esther Schreck-Rob
Bayerische Landesbank

Security Purpose Agreement relating to Land Charge xxx of xxx